Global Axcess Corp Announces First Quarter 2009 Financial Results

- Generated $96,800 of Net Income and EPS of $.01 for 1st Quarter 2009 –
- Net Income includes a one-time non-cash charge of $467,400 for early debt extinguishment-
- Achieved “Adjusted EBITDA” of $1.3 million for quarter -

JACKSONVILLE, FL, MAY 05, 2009 /PRNewswire-FirstCall/ - Global Axcess Corp (OTCBB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced the financial results for the first quarter ended March 31, 2009.

Mr. George McQuain, Chief Executive Officer of the Company, stated, “The first quarter of 2009 proved to be a monumental quarter for the Company.  The $5.0 million financing by SunTrust Bank and the subsequent settlement of the CAMOFI issue removed the last of multiple significant legal overhangs on the Company.  Despite absorbing a one-time non-cash charge of approximately $467,400 relating to the extinguishment of both of the CAMOFI and Wachovia loans, we are pleased to report first quarter net income of $96,800.  Our ability to generate such positive results is a testament to the hard work and dedication of the Global Axcess team.”

The Company reported revenues from continuing operations of approximately $5.4 million for the first quarter ended March 31, 2009, slightly down from the reported revenues of approximately $5.5 million for the same period of 2008.

The Company recorded net income for the first quarter ended March 31, 2009 of approximately $96,800, or 1 cent per share, which compares to net income of $112,200, or 1 cent per share, for the same period of 2008.  Excluding the $467,400 loss on early extinguishment of debt charges, net income for the first quarter of 2009 would have been approximately $564,200, or 3 cents per share.

The Company achieved gross profit from continuing operations of approximately $2.6 million, or 47.3% of revenue, for the three-month period ended March 31, 2009. This compared to $2.4 million, or 43.6% of revenue, for the same period of 2008, or a percentage increase of 6.2% or $150,200 in gross profit dollars over first quarter of 2008.  The increase in gross profit and gross profit percentage was mainly due to lower cash costs as a result of lower interest rates combined with lower first line and second line maintenance costs resulting from decreased fuel costs.

SG&A expenses were approximately $1.3 million, or 23.9% of revenue, for the first quarter 2009 versus approximately $1.3 million, or 23.8% of revenue, for the same period in 2008.

Depreciation and amortization expenses decreased by approximately $130,400 to $463,100 for the three-month period ended March 31, 2009, as compared to $593,500 for the same period in 2008.

During the first quarter of 2009, the Company recorded net interest expense of approximately $212,600.  This is compared to net interest expense of approximately $309,600 for the same period in 2008.  The decrease was mainly due to a decrease in debt balances.

The Company’s EBITDA (earnings before net interest, taxes, depreciation and amortization) decreased to $772,500 for the first quarter of 2009 from $1,015,300 for the first quarter of 2008.  EBITDA per share for the first quarter of 2009 was 4 cents compared to EBITDA per share of 5 cents for the first quarter of 2008.  Excluding the loss on early extinguishment of debt charges, EBITDA from continuing operations would have been $1.2 million, or 6 cents per share, for the first quarter of 2009.

The Company’s Adjusted EBITDA (EBITDA before stock compensation expenses and loss on early extinguishment of debt) increased to $1,265,600 for the first quarter of 2009 from $1,094,900 for the first quarter of 2008.

EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure.  A table reconciling this measure to the appropriate GAAP measure is included in this release.

Michael J. Loiacono, Chief Financial Officer of the Company, stated, “We continue to execute our business plan and grow margins while maintaining and controlling our cost structures.  We clearly benefited from lower interest rates and fuel costs as we increased our first quarter gross margin dollars and gross margin percentage on a slightly lower revenue base from the first quarter of 2008. We expect to continue benefiting from lower interest rates and are currently evaluating the merits of hedging interest rates on our cash costs.

While we recorded the $467,400 one-time non-cash charge in the first quarter, we are expecting cost savings of approximately $230,000 throughout the remaining three quarters of 2009 and an additional $260,000 throughout 2010 due to the savings relating to the refinancing deal with SunTrust Bank.

We are pleased to have ended the first quarter with operating cash balances of nearly $1.5 million despite having placed $800,000 in a restricted cash account pursuant to the SunTrust note.”

Mr. George McQuain continued, “We are now positioned to focus on our sales initiatives for the remainder of 2009. We are hopeful that we can continue the momentum from our record-breaking earnings of 2008 and make 2009 even more profitable.”

Conference Call Information

The conference call will take place at 10:00 a.m. Eastern, on Wednesday, May 6, 2009.  Anyone interested in participating should call (800) 930-76168 and enter pass code 5255547 if calling within the United States, or (913) 312-0825 and pass code 5255547 if calling internationally, approximately 5 to 10 minutes prior to 10:00 a.m.  There will be a playback available until May 14, 2009.  To listen to the playback, please call (888) 203-1112 if calling within the United States or (719) 457-0820 if calling internationally.  Please use pass code 5255547 for the replay.

The call is being webcast as well and can be accessed at the Company’s website at http://www.globalaxcess.biz.  The webcast will be archived and available through August 5, 2009.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (“NMS”), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns, manages or operates approximately 4,300 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

    Investor Relations Contact:
    Sharon Jackson, 904-395-1149
    Sharon.Jackson@GLXS.biz

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

Mr. George McQuain continued, “We are now positioned to focus on our sales initiatives for the remainder of 2009. We are hopeful that we can continue the momentum from our record-breaking earnings of 2008 and make 2009 even more profitable.”

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2009
(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1,457,723
Accounts receivable, net of allowance for doubtful accounts of $9,041	947,345
Inventory, net of allowance for obsolescence of $83,751	214,001
Deferred tax asset - current	615,332
Prepaid expenses and other current assets	137,181
Total current assets	3,371,582

Fixed assets, net	4,581,097

Other assets
Merchant contracts, net	11,138,485
Intangible assets, net	4,101,022
Restricted cash	800,000
Other assets	26,207

Total assets	$24,018,393

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,667,240
Notes payable - related parties - current portion, net	24,661
Senior lenders' notes payable - current portion, net	1,435,512
Capital lease obligations - current portion	702,858
Total current liabilities	4,830,271

Long-term liabilities
Notes payable - related parties - long-term portion, net	1,301,248
Senior lenders' notes payable - long-term portion, net	3,597,763
Capital lease obligations - long-term portion	291,687
Deferred tax liability- long-term portion	275,532
Total liabilities	10,296,501

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-
Common stock; $0.001 par value; 45,000,000 shares
authorized, 21,021,786 shares issued, 20,973,924 outstanding	21,022
Additional paid-in capital	22,774,214
Accumulated deficit	(9,061,378)
Treasury stock; 47,862 shares of common stock at cost	(11,966)
Total stockholders' equity	13,721,892
Total liabilities and stockholders' equity	$24,018,393

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31, 2009	March 31, 2008

Revenues	$5,414,434	$5,528,360

Cost of revenues	2,855,879	3,120,044
Gross profit	2,558,555	2,408,316

Operating expenses
Depreciation expense	269,494	401,704
Amortization of intangible merchant contracts	193,617	191,791
Selling, general and administrative	1,292,963	1,313,375
Stock compensation expense	25,711	79,648
Total operating expenses	1,781,785	1,986,518
Operating income from continuing operations
before items shown below	776,770	421,798

Interest expense, net	(212,617)	(309,643)
Loss on early extinguishment of debt	(467,391)	-
Net Income	$96,762	$112,155

Income per common share - basic:
Net Income per common share	$0.01	$0.01

Income per common share - diluted:
Net Income per common share	$0.01	$0.01

Weighted average common shares outstanding:
Basic	20,973,924	20,973,924
Diluted	20,973,924	20,973,924

GLOBAL AXCESS CORP AND SUBSIDIARIES
EBITDA from Continuing Operations Reconciliation
(Unaudited)

	For the Three Months Ended
	March 31, 2009	March 31, 2008

Net income from continuing operations	$96,762	$112,155
Interest expense, net	212,617	309,643
Depreciation expense	269,494	401,704
Amortization of intangible merchant contracts	193,617	191,791
EBITDA from continuing operations	$772,490	$1,015,293

GLOBAL AXCESS CORP AND SUBSIDIARIES
“Adjusted” EBITDA Reconciliation
(Unaudited)

	For the Three Months Ended
	March 31, 2009	March 31, 2008

Net income from continuing operations	$96,762	$112,155
Interest expense, net	212,617	309,643
Depreciation expense	269,494	401,704
Amortization of intangible merchant contracts	193,617	191,791
Stock compensation expense	25,711	79,648
Loss on early extinguishment of debt	467,391	-
Adjusted EBITDA	$1,265,592	$1,094,941